EXHIBIT 23.1.   CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


                              STAN J.H. LEE, CPA
             2160 NORTH CENTRAL RD SUITE 203 * FORT LEE * NJ 07024
                  P.O. BOX 436402 * SAN DIEGO * CA 92143-6402
                        619-623-7799 * FAX 619-564-3408


To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of November 8, 2010, on the audited financial statements of AmQuest Holdings, Inc. of October 31, 2010 and for the period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
------------------------------
Stan J.H. Lee, CPA
November 8, 2010